EXECUTION VERSION

$24,800,000

CREDIT AGREEMENT

Dated as of January 29, 2010

among

COUNTRYPLACE ACCEPTANCE CORPORATION, as Borrower,

COUNTRYPLACE MORTGAGE, LTD., as Borrower,

COUNTRYPLACE MORTGAGE HOLDINGS, LLC, as Borrower,

PALM HARBOR HOMES, INC., as one of the Guarantors,

COUNTRYPLACE ACCEPTANCE G.P., LLC, as one of the Guarantors,

COUNTRYPLACE ACCEPTANCE L.P., LLC, as one of the Guarantors,

THE LENDERS PARTY HERETO

and

VIRGO SERVICE COMPANY LLC,
as Administrative Agent and Collateral Agent

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Addresses for Notices
Schedule 4.1	–	Corporate Chart
Schedule 4.2	–	Consents
Schedule 4.3	–	Ownership of Borrower and Subsidiaries
Schedule 4.7	–	Litigation
Schedule 4.13	–	Labor Matters
Schedule 4.14	–	List of Plans
Schedule 4.15	–	Environmental Matters
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments

EXHIBITS

Exhibit A	–	Form of Assignment
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Guaranty and Security Agreement

This Credit Agreement, dated as of January 29, 2010, is entered into among COUNTRYPLACE ACCEPTANCE CORPORATION, a Nevada corporation (“CPA”), COUNTRYPLACE MORTGAGE, LTD., a Texas limited partnership (“CPM”), COUNTRYPLACE MORTGAGE HOLDINGS, LLC, a Delaware limited liability company (“Mortgage SPV”, together with CPM and CPA, the “Borrowers” and each individually a “Borrower”), PALM HARBOR HOMES, INC., a Florida corporation (“Parent”), COUNTRYPLACE ACCEPTANCE G.P., LLC, a Texas limited liability company (“GP LLC”), COUNTRYPLACE ACCEPTANCE L.P., LLC, a Delaware limited liability company (“LP LLC”), the Lenders (as defined below), and VIRGO SERVICE COMPANY, LLC, a Delaware limited liability company (“Virgo”), as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1            Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“2005-1 and 2007-1 Dispositions” means the Disposition by CPH and acquisition by Mortgage SPV, of the Class X Certificates and the Class R Certificates.

“2005-1 Offering Circular” means that certain Confidential Offering Circular, dated July 7, 2005, regarding approximately $118,440,000 Country Place Manufactured Housing Contract Trust Pass-Through Certificates, Series 2005-1.

 “2005-1 Pooling and Servicing Agreement” means that certain Pooling and Servicing Agreement, dated as of July 1, 2005, among CountryPlace Securitization, LLC, a Delaware limited liability company, as depositor, CPM, as seller and as servicer, Origen Servicing, Inc., as backup servicer, and Citibank, N.A., a national banking association, not in its individual capacity, but solely as trustee and custodian.

“2005-1 Securitization” means the securitization facility evidenced in part by the 2005-1 Pooling and Servicing Agreement.

“2005-1 Securitization Documents” means the documents executed and delivered in connection with the 2005-1 Securitization.

“2005-1 Securitization Virgo Trigger Event” means any of the following on any date of determination:

(a)           the Average Sixty-Day Delinquency Ratio (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding Distribution Date (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof, the “2005-1 Distribution Date”) shall exceed 6.0%;

(b)           the Current Realized Loss Ratio (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the 2005-1 Distribution Date shall exceed 3.5%; and

(c)           the Cumulative Realized Losses (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding 2005-1 Distribution Date set forth below shall not exceed the percentages of the Cut-Off Date Pool Principal Balance (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) set forth below for the applicable 2005-1 Distribution Date:

(i)           for any 2005-1 Distribution Date occurring between the Closing Date and February 2011 (inclusive), 6.0%;

(ii)          for any 2005-1 Distribution Date occurring between March 2011 and February 2012 (inclusive), 8.0%;

(iii)         for any 2005-1 Distribution Date occurring between March 2012 and February 2013 (inclusive), 11.0%; or

(iv)         for any 2005-1 Distribution Date occurring on or after March 2013, 13.0%.

“2007-1 Offering Circular” means that certain Confidential Offering Circular, dated March 13, 2007, regarding approximately $101,937,000 Country Place Manufactured Housing Contract Trust Pass-Through Certificates, Series 2007-1.

“2007-1 Pooling and Servicing Agreement” means that certain Pooling and Servicing Agreement, dated as of March 1, 2007, among CountryPlace Securitization, LLC, a Delaware limited liability company, as depositor, CPM, as seller and as servicer, Origen Servicing, Inc., as backup servicer, and Citibank, N.A., a national banking association, not in its individual capacity, but solely as trustee and custodian.

“2007-1 Securitization” means the securitization facility evidenced in part by the 2007-1 Pooling and Servicing Agreement.

“2007-1 Securitization Documents” means the documents executed and delivered in connection with the 2007-1 Securitization.

“2007-1 Securitization Virgo Trigger Event” means any of the following on any date of determination:

(a)           the Average Sixty-Day Delinquency Ratio (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding Distribution Date (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof, the “2007-1 Distribution Date”) shall exceed 5.0%;

(b)           the Current Realized Loss Ratio (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding 2007-1 Distribution Date beginning with the first 2007-1 Distribution Date occurring after the first anniversary of the Closing Date shall exceed 3.5%; and

(c)           the Cumulative Realized Losses (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding 2007-1 Distribution Date set forth below shall not exceed the percentages of the Cut-Off Date Pool Principal Balance (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) set forth below for the applicable 2007-1 Distribution Date:

(i)           for any 2007-1 Distribution Date occurring between the Closing Date and October 2012 (inclusive), 6.5%;

(ii)          for any 2007-1 Distribution Date occurring between November 2012 and October 2013 (inclusive), 7.5%; or

(iii)         for any 2007-1 Distribution Date occurring on or after November 2013, 8.5%.

 “Affected Lender” has the meaning specified in Section 2.15(a).

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Borrower.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Value” means, as of any date of determination, the sum of:

(a)           the remainder of (i) the Pool Principal Balance (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent Distribution Date (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) minus (ii) the Class A Principal Balance (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of such Distribution Date; and

(b)           the remainder of (i) the Pool Principal Balance (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent Distribution Date (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) minus (ii) the Class A Principal Balance (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of such Distribution Date; and

(c)           the Pool Principal Balance (as defined in the Mortgage Sale, Contribution and Servicing Agreement) on such date of determination.

 “Agreement” means this Credit Agreement.

“Applicable Margin” means, with respect to Loans, 12%.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing consisting of Loans made on the Closing Date by the Lenders according to their respective Commitments.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Loan or any funding, Interest Period or payment of any Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a balance sheet of such Person and its Subsidiaries consolidated in accordance with GAAP, excluding (a) interest capitalized during construction and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Change of Control” means the occurrence of any of the following:  (a) a Parent Control Event, (b) Parent shall cease to own and control legally and beneficially at least 80% of the economic and voting rights associated with ownership of all outstanding Voting Stock of all classes of Voting Stock of CPA, (c) CPA shall cease to own and control, directly or indirectly, legally and beneficially all of the economic and voting rights associated with ownership of all outstanding Voting Stock of all classes of Voting Stock of any other Borrower or (d) a “Change of Control” or any term of similar effect, as defined in any document governing Indebtedness of any Group Member having a principal amount in excess of $1,000,000 shall occur.

“Class R Certificate” means each of (i) the “Class R Certificate” as defined in the 2005-1 Pooling and Servicing Agreement and (ii) the “Class R Certificate” as defined in the 2007-1 Pooling and Servicing Agreement.

“Class X Certificate” means each of (i) the “Class X Certificate” as defined in the 2005-1 Pooling and Servicing Agreement and (ii) the “Class X Certificate” as defined in the 2007-1 Pooling and Servicing Agreement.

“Closing Date” means the first date on which any Loan is made.

“Closing Date Commitment” means that portion of the Commitments so designated on Schedule I.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Account” means a deposit account or securities account in the name of any Borrower and under the “control” (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which the Borrowers may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be an entitlement holder, authorized to give entitlement orders with respect thereto.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrowers, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment”, as amended to reflect Assignments.  The aggregate amount of the Commitments on the date hereof equals $24,800,000.

“Commitment Termination Date” means the earliest of (a) August 1, 2010, (b) the date of termination of the Commitments pursuant to Section 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Consolidated Current Assets” means, with respect to any Person at any date, the total  current assets (including accrued interest receivable, loan receivables (net of financed loan fees and points, deferred revenue loan fees and points and allowance for loan loss)) and other assets of such Person and its Subsidiaries (consolidated in accordance with GAAP) at such date other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities, securitized financed debt and subordinated debt on a balance sheet of such Person and its Subsidiaries (consolidated in accordance with GAAP); provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Loans then outstanding.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by net income, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness (except amortization and expenses related to the consummation of the Borrowing on the Closing Date and the payment of all fees, costs and expenses associated with the foregoing), (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Disposition of property (other than accounts (as defined in the applicable UCC) and inventory) outside the ordinary course of business and (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, and (iii) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period.

“Consolidated Interest Expense” means, for any Person for any period, (a) total interest expense of such Person and its Subsidiaries (consolidated in accordance with GAAP) for such period and including, in any event, (i) interest capitalized during such period and net costs under Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period minus (b) the sum of (i) net gains of such Person and its Subsidiaries (consolidated in accordance with GAAP) under Interest Rate Contracts for such period and (ii) interest income of such Person and its Subsidiaries (consolidated in accordance with GAAP) for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the net income (or loss) of such Person and its Subsidiaries (consolidated in accordance with GAAP) for such period; provided, however, that the following shall be excluded:  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person pursuant to GAAP), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Total Debt” of any Person means all Indebtedness of a type described in clause (a), (b), (c)(i), (d) or (f) of the definition thereof and all Guaranty Obligations with respect to any such Indebtedness, in each case of such Person and its Subsidiaries (consolidated in accordance with GAAP).

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined in the applicable UCC) over such account to the Administrative Agent.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than Parent) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“CPH” means CountryPlace Holdings, LLC, a Delaware limited liability company.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Loans and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Dispose” of or “Disposition” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof have correlative meanings.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen) at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Eurodollar Rate” means, with respect to any Interest Period and for any Loan, subject to Section 2.12(c), an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Loan; provided that in no event shall the Eurodollar Rate be less than 3.00% or greater than 4.50%.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means, for any period, Consolidated EBITDA of CPA for such period, (a) minus, without duplication, (i) any cash principal payment or Prepayment Premium on the Loans during such period other than any mandatory prepayment required pursuant to Section 2.6(a) because of the existence of Excess Cash Flow, (ii) any scheduled or other mandatory cash principal payment made by any Borrower or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof), (iii) any Capital Expenditure made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any such Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any long-term Indebtedness other than the Obligations and any Capitalized Lease Obligations, (iv) the Consolidated Cash Interest Expense of such Person for such period, (v) any cash losses from extraordinary items, (vi) any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by net income and (vii) any increase in the Working Capital of CPA during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period) and (b) plus, without duplication, (i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (b)(i) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income, (ii) any decrease in the Working Capital of CPA during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof) and (iii) without duplication, any cash dividends, distributions, contributions or loan proceeds received by CPA or CPM from any Loan Party, Group Member or, directly or indirectly, from Standard Casualty.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement, dated as of the date hereof, addressed to the Borrowers from the Administrative Agent and accepted by the Borrowers, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, each Borrower and each Subsidiary of each Borrower; provided that neither CountryPlace Funding, a Delaware corporation, nor CountryPlace Securitization, LLC, a Delaware limited liability company, shall constitute a Group Member.

“Group Members’ Accountants” means Ernst & Young LLP or other nationally-recognized independent registered certified public accountants acceptable to the Administrative Agent.

“Guarantor” means Parent, GP LLC, LP LLC and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.

“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit D, among the Administrative Agent, the Borrowers and the  Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business.  The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Initial Projections” means those financial projections, dated January 2010, covering the fiscal years ending in 2010 through 2011 and delivered to the Administrative Agent by the Borrowers prior to the date hereof.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including (i) all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to (A) copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith (collectively, “Copyrights”), (B) letters patent and applications therefor (collectively, “Patents”), (C) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith (collectively, “Trademarks”), (D) Internet domain names (collectively, “Internet Domain Names”) and (E) trade secrets (collectively, “Trade Secrets”), and (ii) all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any of the foregoing (collectively, “IP Licenses”).

“Interest Period” means, with respect to any Loan, (a) initially, the period commencing on the Closing Date and ending on February 28, 2010 and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the month ending after the month in which such immediately preceding Interest Period ended; provided, however, that (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day that falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Dispositions of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Dispose of any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Disposition and the fair market value of the property Disposed of.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lender” means any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” has the meaning specified in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Guaranty and Security Agreement, the Warrant, the Registration Rights Agreement, the Mortgage Sale, Contribution and Servicing Agreement, the Control Agreements, the Fee Letter and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.

“Loan to Value Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of the Loans on such date to (b) the Aggregate Value on such date.

“Material Adverse Effect” means a material adverse effect on any of (a) the financial condition, business, performance, operations, prospects or property of the Group Members taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, taken as a whole, and (c) the validity or enforceability of any Loan Document in its entirety or the material rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Maturity Date” means January 29, 2014.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any “Contract” as defined in the Mortgage Sale, Contribution and Servicing Agreement.

“Mortgage Disposition” means the Disposition by CPM, and acquisition by Mortgage SPV, of the Mortgages.

“Mortgage Sale, Contribution and Servicing Agreement” means that certain Sale, Contribution and Servicing Agreement, dated as of the date hereof, among CPM, as seller and as servicer, Mortgage SPV and the Administrative Agent.

“Mortgage Trigger Event” means any “Trigger Event” as defined in the Mortgage Sale, Contribution and Servicing Agreement.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received in cash from (a) any Disposition of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of any Borrower that is not a Wholly Owned Subsidiary of such Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrowers therein.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any other Indemnitee, any participant or any SPV arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is a Borrower, all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.

“Other Taxes” has the meaning specified in Section 2.14(c).

“Parent” has the meaning specified in the caption hereto.

“Parent Control Event” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

“Parent Convertible Notes” means the 3.25% Convertible Senior Notes due 2024, issued by Parent.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions:  (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a balance sheet of CPA and its Subsidiaries (including without limitation the Proposed Acquisition Target) consolidated in accordance with GAAP), such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed $5,000,000, (b) the Administrative Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 30 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Administrative Agent) and on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent and (c) as of the date of consummation of any transaction as part of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, all conditions set forth in Sections 3.3(b)(i) and (ii) shall be satisfied or duly waived and, after giving effect to such Permitted Acquisition, the Group Members shall be in compliance with the financial covenants set forth in Article V on a pro forma basis, as described in Section 1.3, as of the last day of the last fiscal quarter for which financial statements have been delivered under Section 4.4 or 6.1.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms not materially less favorable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Disposition or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of any Borrower or any of its Subsidiaries (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prepayment Premium” means, with respect to any prepayment of Loans under Section 2.5 (i) made on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date, 3.00% of the amount of such prepayment, (ii) made on or after the second anniversary of the Closing Date and before the third anniversary of the Closing Date, 1.00% of the amount of such prepayment, and (iii) made on or after the third anniversary of the Closing Date, 0.00% of the amount of such prepayment.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 6.1(g).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the board of directors of such Proposed Acquisition Target, of all or substantially all of the assets or Stock of any Proposed Acquisition Target by any Borrower or any Subsidiary of any Borrower (other than Mortgage SPV) or (b) any proposed merger of any Proposed Acquisition Target with or into any Borrower or any Subsidiary of any Borrower (and, in the case of a merger with any Borrower, with such Borrower being the surviving corporation) (other than Mortgage SPV).

“Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of the Commitments of such Lender (or, if such Commitments are terminated, the outstanding principal amount of the Loans owing to such Lender) then in effect by (b) the sum of the Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect; provided, however, that, if there are no Commitments and no outstanding Loans, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.15.

“Register” has the meaning specified in Section 2.11(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among Parent, Virgo - Redwood, LP, a Delaware limited partnership, Virgo - Willow, LP, a Delaware limited partnership, Virgo - Sierra, LP, a Delaware limited partnership, and Virgo - Magnolia, LP, a Delaware limited partnership.

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of any Borrower.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Disposition or Property Loss Event, the earliest of (a) the 180th day after the completion of the portion of such Disposition or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is five Business Days after the date on which the Borrowers shall have notified the Administrative Agent of the Borrowers’ determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) and (d) five Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrowers during the continuance of any other Event of Default.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the financial statements delivered under Sections 4.4 and 6.1 and, with respect to the documents delivered pursuant to Section 6.1(f), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment or Disposition of property for less than fair market value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of any Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Disposition of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of Parent, any Group Member or of any direct or indirect parent entity of any Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Disposed of by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Servicer” has the meaning set forth in the Mortgage Sale, Contribution and Servicing Agreement.

 “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Standard Casualty” means Standard Casualty Company, a Texas corporation.

 “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsequent Borrowing Date” shall have the meaning set forth in Section 3.2.

 “Subsequent Commitment” means that portion of the Commitments so designated on Schedule I.

 “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of any Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Taxes” has the meaning specified in Section 2.14(a).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Warrant” means each of Warrant No. C-3, C-4, C-5 and C-6, issued by Parent on the date hereof.

 “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

Section 1.2            UCC Terms.  The following terms have the meanings given to them in the applicable UCC:  “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3            Accounting Terms and Principles.  (a) GAAP.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by CPA shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Borrowers, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

(b)           Pro Forma.  All components of financial calculations made to determine compliance with Article V shall be adjusted on a pro forma basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Permitted Acquisition consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrowers based on assumptions expressed therein and that were reasonable based on the information available to the Borrowers at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.4            Payments.  The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party.  Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5            Interpretation.  (a) Certain Terms.  Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b)           Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II
THE BORROWINGS

Section 2.1            The Commitments.  (a) On the terms and subject to the conditions contained in this Agreement, each Lender severally, but not jointly, agrees to make a loan (each a “Loan”) in Dollars to the Borrowers on:

(i)           the Closing Date, in an amount not to exceed such Pro Rata Share of the Closing Date Commitment, and

(ii)          the Subsequent Borrowing Date, in an aggregate principal amount at any time outstanding for all such Loans by such Lender not to exceed such Lender’s Pro Rata Share of the Subsequent Commitment.

(b)           Amounts of Loans repaid may not be reborrowed.

Section 2.2            Borrowing Procedures.  (a) Notice From the Borrowers.  The Borrowing shall be made on notice given by the Borrowers to the Administrative Agent not later than 11:00 a.m. on the third Business Day prior to the date of the proposed Borrowing.  Such notice may be made in a writing substantially in the form of Exhibit B (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to the Borrowing, with such a Notice of Borrowing.

(b)           Notice to Each Lender.  The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate.  Each Lender shall, before 11:00 a.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.12, such Lender’s Pro Rata Share of the proposed Borrowing.  Upon fulfillment or due waiver of the applicable conditions set forth in Section 3.1, the Administrative Agent shall make such funds available to the Borrowers.

Section 2.3            Termination of the Commitments.  All outstanding Closing Date Commitments shall terminate on the Closing Date (after giving effect to the Borrowing), and all outstanding Subsequent Commitments shall terminate on the Commitment Termination Date (after giving effect to any Subsequent Borrowing on such date).

Section 2.4            Repayment of Loans.  The Borrowers promise to repay the Loans on the Maturity Date and, on the last day of each Interest Period occurring during each period set forth below in the amounts set forth below for such period:

(i)	Between and including the Closing Date and February 1, 2011, one-twelfth of 5.0% of the aggregate principal amount of the Loans outstanding on the first day of such period;

(ii)	Between and including February 2, 2011 and February 1, 2012, one-twelfth of 9.25% of the aggregate principal amount of the Loans outstanding on the first day of such period;

(iii)	Between and including February 2, 2012 and February 1, 2013, one -twelfth of 13.5% of the aggregate principal amount of the Loans outstanding on the first day of such period; and

(iv)	Between and including February 2, 2013 and February 1, 2014, one -twelfth of 17.75% of the aggregate principal amount of the Loans outstanding on the first day of such period;

Section 2.5            Optional Prepayments.  The Borrowers may prepay the outstanding principal amount of any Loan in whole or in part at any time on or after the first anniversary of the Closing Date (together with the Prepayment Premium and any breakage costs that may be owing pursuant to Section 2.13(a) after giving effect to such prepayment); provided, however, that each partial prepayment that is not of the entire outstanding amount shall be in an aggregate amount that is an integral multiple of $1,000,000.

Section 2.6            Mandatory Prepayments.

(a)           Excess Cash Flow.  (i) The Borrowers shall pay or cause to be paid to the Administrative Agent, for each month during which any 2005-1 Securitization Virgo Trigger Event, any 2007-1 Securitization Virgo Trigger Event or any Mortgage Trigger Event occurs or is continuing, an amount equal to 50% (or 100%, if more than one such event shall be continuing during any month) of Excess Cash Flow for such month.  Such amounts of Excess Cash Flow shall be paid no later than the last day of the first Interest Period that begins after the Interest Period during which such 2005-1 Securitization Virgo Trigger Event, 2007-1 Securitization Virgo Trigger Event or Mortgage Trigger Event is continuing.

(ii)          The Borrowers shall pay or cause to be paid to the Administrative Agent, for any month during which the Loan to Value Ratio exceeds the maximum Loan to Value Ratio, for the period in which such month falls, set forth in Section 5.2, an amount equal to the lesser of (A) 100% of Excess Cash Flow for such month, and (B) the amount of Excess Cash Flow for such month necessary to cause the Loan to Value Ratio to be less than or equal to the maximum Loan to Value Ratio for such period.  If no amount of Excess Cash flow is sufficient to cause the Loan to Value Ratio to be less than or equal to the maximum Loan to Value Ratio for such period, Borrowers may pay or cause to be paid to the Administrative Agent, from funds other than Excess Cash Flow, the least such higher amount as shall suffice to cause the Loan to Value Ratio to be less than or equal to the maximum Loan to Value Ratio for such period, and no Prepayment Premium shall be due therewith.

(b)           Equity and Debt Issuances. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) the issuance or Disposition by CPM or Parent of its own Stock (other than any issuance of common Stock of CPM or Parent occurring in the ordinary course of business to any director, member of the management or employee of such Person or its Subsidiaries), the Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 35% of such Net Cash Proceeds or (ii) the incurrence by CPM of Indebtedness described in Section 8.1(b)(viii), the Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 50% of such Net Cash Proceeds.

(c)           Asset Dispositions and Property Loss Events. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Disposition by CPM of any of its property (other than Dispositions of its own Stock, sales of inventory in the ordinary course of business and sales of assets that are obsolete or no longer in use or significant to CPM’s business) or (ii) any Property Loss Event with respect to any property of CPM to the extent resulting, in the aggregate with all other such Property Loss Events, in the receipt by any of them of Net Cash Proceeds in excess of $1,000,000, the Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 50% of such Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Event of Default shall be continuing, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Borrowers shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrowers shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds.

(d)           Mortgage Repurchase.  Upon receipt by any Loan Party of any “Repurchase Price” (as defined in the Mortgage Sale, Contribution and Servicing Agreement) pursuant to Section 3.5(a) of the Mortgage Sale, Contribution and Servicing Agreement, the Borrowers shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Repurchase Price.

(e)           Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.6 shall be applied to the Obligations in accordance with Section 2.9(b).

Section 2.7            Interest.  (a) Rate.  All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.7(c) below, at a rate per annum equal to the sum of the Eurodollar Rate as in effect for the applicable Interest Period and the Applicable Margin.

(b)           Payments.  Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), (B) upon the payment or prepayment of the principal amount on which such interest has accrued and (C) on the last day of each Interest Period applicable to such Loan and (ii) if accrued on any other Obligation, on demand after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)           Default Interest.  Notwithstanding the rates of interest specified in Section 2.7(a) above or elsewhere in any Loan Document, effective immediately upon the occurrence of any Event of Default and for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2.0% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)           No Usury Intended; Usury Savings Clause.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law.  The amounts of such interest or other charges previously paid to the Lenders in excess of the amounts permitted by applicable law shall be applied by the Lenders to reduce the principal of the Loans, or, at the option of the Lenders, be refunded.  To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Obligations, all interest at any time contracted for, charged or received from the Borrowers in connection with the Obligations, so that the actual rate of interest on account of the Loans is uniform throughout the term hereof.

Section 2.8            Fees.  The Borrowers shall pay to the Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.13(a) and the additional fees described in the Fee Letter.

Section 2.9            Application of Payments.  (a) Application of Voluntary Prepayments.  Unless otherwise provided in this Section 2.9 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied to repay the Obligations the Borrowers designate.

(b)           Application of Mandatory Prepayments.  Subject to the provisions of Section 2.9(c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrowers to the Administrative Agent pursuant to Section 2.6 or any other prepayment of the Obligations required to be applied in accordance with this Section 2.9(b) shall be applied first, to repay the outstanding principal balance of the Loans and, then, any excess shall be retained by the Borrowers.

(c)           Application of Payments During an Event of Default.  Each Guarantor and each Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of Section 2.9(a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the acceleration of any Obligation pursuant to Section 9.2, shall, apply all payments in respect of any Obligation, all funds on deposit in any Collateral Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any actual out-of-pocket cost or expense reimbursements, fees or indemnities then due and payable to the Administrative Agent in accordance with the Loan Documents, (ii) second, to pay Obligations in respect of any actual out-of-pocket cost or expense reimbursements, fees or indemnities then due and payable to the Lenders in accordance with the Loan Documents, (iii) third, to pay interest then due and payable in respect of the Loans, (iv) fourth, ratably to the remaining unpaid principal of the Obligation (in order that will minimize any fees and expenses payable pursuant to Section 2.13), and fifth, to the ratable payment of all other Obligations.

(d)           Application of Payments Generally.  All repayments of Loans shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of the Loans in the stated order of their maturities.  If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.9, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section 2.9 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.10          Payments and Computations.  (a) Procedure.  The Borrowers shall make each payment under any Loan Document not later than 2:00 p.m. on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrowers in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Citibank, N.A.
666 5th Ave NY, NY 10103
ABA: 021000089
Credit Account # : 9960049646
In the Name of: Virgo Service Company, LLC

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, Prepayment Premium, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.9.  The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.  Payments received by the Administrative Agent after 2:00 p.m. shall be deemed to be received on the next Business Day.

(b)           Computations of Interests and Fees.  All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate in accordance with the definitions of “Eurodollar Rate”) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)           Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)           Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrowers to the Lenders prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.11          Evidence of Debt.  (a) Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrowers solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.12 (or at such other address as such Lender shall notify the Borrowers) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation and in any right to receive any payment hereunder.

(b)           Records of Administrative Agent.  The Administrative Agent, acting as agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.11, shall establish and maintain at its address referred to in Section 11.12 (or at such other address as the Administrative Agent may notify the Borrowers) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Loans, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 2.15 and 11.2), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Administrative Agent from any Borrower and its application to the Obligations.

(c)           Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.11 and Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)           Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to Sections 2.11(a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms.  In addition, the Loan Parties, the Administrative Agent, the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for inspection by the Borrowers, the Administrative Agent, such Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 2.12          Suspension of Eurodollar Rate Option.  Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) the Administrative Agent determines that adequate means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period due to a change in or in the interpretation of, any Requirement of Law, the Administrative Agent shall promptly so notify the Borrowers and the Lenders, whereupon the obligation of each Lender to make or to continue Loans based upon the Eurodollar Rate shall be suspended as provided in Section 2.12(c) below until the Administrative Agent shall notify the Borrowers that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b)           Illegality.  If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Loans based upon the Eurodollar Rate or to continue to fund or maintain Loans based upon the Eurodollar Rate, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, the obligation of such Lender to make or to continue Loans based upon the Eurodollar Rate shall be suspended as provided in Section 2.12(c) below until such Lender shall, through the Administrative Agent, notify the Borrowers that it has determined that it may lawfully make Loans based upon the Eurodollar Rate.

(c)           Effect of Suspension.  If the obligation of any Lender to make or to continue Loans based upon the Eurodollar Rate is suspended, the “Eurodollar Rate” shall be deemed to be a fixed rate of interest equal to 3.75% per annum.

Section 2.13          Breakage Costs; Increased Costs; Capital Requirements.  (a) Breakage Costs.  The Borrowers shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Loans of such Lender to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent that the proposed Borrowing of Loans does not occur due to no fault of Administrative Agent or any Lender on a date specified therefor in the Notice of Borrowing or in a similar request made by telephone by the Borrowers, (B) to the extent that any Loan is paid (whether through a scheduled, optional or mandatory prepayment) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrowers to repay Loans when required by the terms hereof.  For purposes of this Section 2.13(a), each Lender shall be deemed to have funded each Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)           Increased Costs.  If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.

(c)           Increased Capital Requirements.  If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s (or any corporation controlling such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender or corporation, such Lender or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)           Compensation Certificate.  Each demand for compensation under this Section 2.13 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth in reasonable detail the manner in which such amounts to be paid hereunder shall have been determined, which certificate shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Each Lender shall give prompt notice to the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, that it has determined will require compensation by Borrower pursuant to this Section 2.13; provided, however, that failure by such Lender to give such notice shall not constitute a waiver of such party’s right to demand compensation hereunder.

Section 2.14          Taxes.  (a) Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 2.14, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively “Taxes”) other than (i) Taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) U.S. federal withholding Taxes that are imposed on amounts payable to a Secured Party to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under Section 2.14(b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.15) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under Section 2.14(b) or (iii) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 2.14(f) below (collectively, “Excluded Taxes” and all such non-Excluded Taxes, “Non-Excluded Taxes”).

(b)           Additional Payments.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) in the case of Non-Excluded Taxes (as defined in Section 2.14(a) above), such amount shall be increased as necessary to ensure that, after all required deductions for Non-Excluded Taxes are made (including deductions applicable to any increases to any amount under this Section 2.14), such Secured Party receives on, an after-Tax basis, the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment.

(c)           Other Taxes.  In addition, each Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 11.12, the original or a certified copy of a receipt evidencing payment thereof.  If the Administrative Agent or other Secured Party shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which a Borrower has paid additional amounts, pursuant to this Section 2.14, it shall promptly notify such Borrower of the availability of such refund claim (provided, however, that failure to give such notice shall not constitute a waiver of such party’s right to demand compensation hereunder) and shall, within 30 days after receipt of a request by such Borrower, make a claim to such Governmental Authority for such refund at such Borrower’s expense.  If such party receives a refund in respect of any Non-Excluded Taxes or Other Taxes as to which it had been indemnified by a Borrower or with respect to which such Borrower had paid additional amounts pursuant to this Section 2.14, it shall within 30 days from the date of such receipt, pay over such refund to such Borrower.

(d)           Indemnification.  The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this Section 2.14(d), setting forth the amounts to be paid thereunder and delivered to the Borrowers with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)           Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)           Tax Forms.  (i) Each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is not a Domestic Person (each a “Non-U.S. Lender Party”) that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) upon reasonable request of Borrowers or Administrative Agent, on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if otherwise reasonably requested by the Borrowers or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) with two properly completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS properly certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrowers and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(i)           Each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is a Domestic Person (each a “U.S. Lender Party”) shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) upon reasonable request of Borrowers or Administrative Agent, on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.14(f) and (D) from time to time if otherwise reasonably requested by the Borrowers or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) with two properly completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(ii)          Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this Section 2.14(f) and provide them to the Administrative Agent.

Section 2.15          Substitution of Lenders.  (a) Substitution Right.  In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under Section 2.13(b) or (c), (ii) notifies the Borrowers pursuant to Section 2.12(b) that it becomes illegal for such Lender to continue to fund or make any Loan, (iii) makes a claim for payment pursuant to Section 2.14(b), (iv) fails to fund its portion of the Commitment as required hereunder, or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrowers may either pay in full such Affected Lender with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b)           Procedure.  To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrowers shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender (as defined in Section 2.15(a) above) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents.

(c)           Effectiveness.  Upon satisfaction of the conditions set forth in Section 2.15(b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE III
CONDITIONS TO LOANS

Section 3.1            Conditions Precedent to Initial Loans.  The obligation of each Lender to make any Loan on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent:

(a)           Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)          this Agreement duly executed by Guarantors and the Borrowers;

(ii)         the Guaranty and Security Agreement, duly executed by each Guarantor and each Borrower, together with (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent, (B) all documents representing all Securities being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank and (C) all Control Agreements that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution;

(iii)        the Warrant, duly executed by Parent;

(iv)        the Registration Rights Agreement, duly executed by Parent;

(v)         the Fee Letter, duly executed by the Borrowers;

(vi)        copies of the 2005-1 Securitization Documents and the 2007-1 Securitization Documents;

(vii)       copies of each document executed in connection with the 2005-1 and 2007-1 Dispositions, including all documentation described in Sections 9.02(b) and (c) of the 2005-1 Pooling and Servicing Agreement and the 2007-1 Pooling and Servicing Agreement;

(viii)      the Mortgage Sale, Contribution and Servicing Agreement, duly executed by Mortgage SPV and Servicer, and copies of each other document executed in connection with the Mortgage Disposition;

(ix)         a solvency certificate of a Responsible Officer of CPA and CPM;

(x)          duly executed favorable opinion of Locke Lord Bissell & Liddell LLP, counsel to the Loan Parties, in New York, Texas, Nevada and Florida, addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(xi)         a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(xii)        a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to Section 3.1(a)(xi) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(xiii)       a certificate of a Responsible Officer of each Borrower to the effect that each condition set forth in Section 3.3(b) has been satisfied;

(xiv)       insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5; and

(xv)        such other documents and information as any Lender through the Administrative Agent may reasonably request.

(b)           Aggregate Loan Amounts.  The aggregate principal amount of all Loans requested to be advanced on the Closing Date shall not exceed the amount of the Closing Date Commitment.

(c)           Fee and Expenses.  There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(d)           Consents.  Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document, including consent of CPH’s board of managers and independent manager, any consents required under the 2005-1 Securitization Documents in connection with the 2005-1 Disposition and any consents required under the 2007-1 Securitization Documents in connection with the 2007-1 Disposition.

(e)           Textron Facility.  The Administrative Agent shall have received evidence satisfactory to it and to the Lenders that the Amended and Restated Agreement for Wholesale Financing (Finished Goods—Shared Credit Facility), dated as of May 25, 2004 (as amended, restated, supplemented or modified through the date hereof, the “Textron Facility”), among Parent, Palm Harbor Manufacturing, L.P., a Texas limited partnership, Palm Harbor Homes I, L.P., a Texas limited partnership, and Palm Harbor Marketing, Inc., a Nevada corporation, as borrowers, the lenders party thereto and Textron Financial Corporation, a Delaware corporation, as administrative agent, has been amended (i) to extend the Maturity Date thereunder to the earlier of June 30, 2012 and one month prior to the date of the first repurchase option for the holders of the Parent Convertible Notes, (ii) to increase the Maximum Net Loss covenant thereunder to not greater than $15,000,000 (excluding any restructuring charges) in respect of the fiscal quarter ending March 26, 2010 and any fiscal quarter thereafter through September 24, 2010 and (iii) to repeal Sections 11 and 12 of the seventh amendment, dated December 29, 2009, to the Textron Facility, with respect to CPA and any of its direct or indirect Subsidiaries and the assets, property, and ownership thereof.

Section 3.2            Conditions Precedent to Subsequent Loan.  The obligation of each Lender to make any Loan after the Closing Date is subject to the satisfaction of each of the following conditions precedent:

(a)           Timing.  All such Loans shall be requested to be advanced on a single date (the “Subsequent Borrowing Date”), which shall occur on or prior to the Commitment Termination Date.

(b)           Certain Documents.  The Administrative Agent shall have received on or prior to the Subsequent Borrowing Date each of the following, each dated the Subsequent Borrowing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)           A Pledge Amendment (as defined in the Guaranty and Security Agreement), duly executed by Parent, with respect to all of the Pledged Stock in Standard Casualty, together with (A) copies of UCC search reports with respect to Parent, and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Pledged Stock in Standard Casualty, in each case as may be reasonably requested by the Administrative Agent, and (B) all documents representing all Securities being pledged pursuant to such Pledge Amendment and related undated powers or endorsements duly executed in blank;

(ii)         duly executed favorable opinion of Locke Lord Bissell & Liddell LLP, counsel to Parent, in New York and Texas, addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(iii)        a copy of each Constituent Document of Parent that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of Parent in such jurisdiction;

(iv)        a certificate of the secretary or other officer in charge of maintaining books and records of Parent, certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to Section 3.2(b)(iii) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of the board of directors or other appropriate governing body of such Loan Party approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(v)         a certificate of a Responsible Officer of each Borrower to the effect that each condition set forth in Section 3.3(b) has been satisfied; and

(vi)        such other documents and information as any Lender through the Administrative Agent may reasonably request.

(c)           Aggregate Loan Amounts.  The aggregate principal amount of all Loans requested to be advanced on the Subsequent Borrowing Date shall not exceed the amount of the Subsequent Commitment.

Section 3.3            Conditions Precedent to Each Loan.  The obligation of each Lender on any date (including the Closing Date) to make any Loan is subject to the satisfaction of each of the following conditions precedent:

(a)           Request.  The Administrative Agent shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing.

(b)           Representations and Warranties; No Defaults.  The following statements shall be true on such date, both before and after giving effect to such Loan: (i) the representations and warranties set forth in any Loan Document shall be true and correct on and as of the Closing Date and (ii) no Default shall be continuing.

Section 3.4            Determinations of Borrowing Conditions.  For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of the Borrowing scheduled to be made on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, each Guarantor and each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of the date hereof, the date of the Notice of Borrowing and the Closing Date:

Section 4.1            Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.  The Corporate Chart attached hereto as Schedule 4.1 is correct and complete as of the date hereof and as of the Closing Date.

Section 4.2            Loan Documents.  (a) Power and Authority.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents and (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect.

(b)           Due Execution and Delivery.  From and after its delivery to the Administrative Agent, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3            Ownership of Group Members.  Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for Parent, each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by each Group Member or Parent.  All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and (except in the case of Parent) is owned beneficially and of record by a Group Member (or, in the case of CPA, by Parent) free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of joint ventures, Permitted Liens.  There are no Stock Equivalents with respect to the Stock of any Group Member or any Subsidiary of any Group Member or any joint venture of any of them and, as of the Closing Date, except as set forth on Schedule 4.3, there are no Stock Equivalents with respect to the Stock of Parent.  Except as set forth on Schedule 4.3, there are no Contractual Obligations or other understandings to which Parent, any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Disposition or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.

Section 4.4            Financial Statements.  (a) Each of (i) the audited balance sheets of (A) Parent and its Subsidiaries (consolidated in accordance with GAAP) and (B) CPA as at March 31, 2009 and the related statements of income, retained earnings and cash flows of (x) Parent and its Subsidiaries (consolidated in accordance with GAAP) and (y) CPA for the fiscal year then ended, certified by Ernst & Young LLP, and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited balance sheets of (A) Parent and its Subsidiaries (consolidated in accordance with GAAP) and (B) CPA as at September 30, 2009 and the related statements of income, retained earnings and cash flows of (x) Parent and its Subsidiaries (consolidated in accordance with GAAP) and (y) CPA for the six months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated financial position, results of operations and cash flow of each such Person as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)           Mortgage SPV has no liabilities or Contractual Obligations other than the Loan Documents and the Mortgage Sale, Contribution and Servicing Agreement.  Prior to the Closing Date, Mortgage SPV had no property; on the Closing Date, Mortgage SPV has no property other than the Mortgages, the Class X Certificates, the Class R Certificates and related rights.  On the Closing Date, none of CPA or its Subsidiaries has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the financial statements referred to in Section 4.4(a) above or in the notes thereto and not otherwise permitted by this Agreement and (iii) since the date of the unaudited financial statements referenced in Section 4.4(a)(ii) above, there has been no Disposition of any material property of CPA and its Subsidiaries and no purchase or other acquisition of any material property (other than the 2005-1 and 2007-1 Dispositions and the Mortgage Disposition).

(c)           The Initial Projections have been prepared by the Loan Parties in light of the past operations of Parent and its Subsidiaries and reflect past performance and projections for the 15 month period beginning on January 1, 2010 on a quarterly basis.  As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Loan Parties believe to be reasonable and fair in light of conditions and facts known to the Loan Parties as of the Closing Date and reflect the good faith, reasonable and fair estimates by the Loan Parties of the future financial performance of Parent and its Subsidiaries (consolidated in accordance with GAAP) and the other information projected therein for the periods set forth therein.

(d)           The unaudited balance sheet of CPA and its Subsidiaries (consolidated in accordance with GAAP) delivered to the Administrative Agent prior to the date hereof, has been prepared as of December 31, 2009 and reflects as of such date the financial condition of CPA and its Subsidiaries (consolidated in accordance with GAAP), and the assumptions expressed therein are reasonable based on the information available to CPA at such date.

(e)           Mortgage SPV has delivered to the Administrative Agent prior to the date hereof the most recent “Monthly Report” (as defined in the 2005-1 Pooling and Servicing Agreement and as defined in the 2007-1 Pooling and Servicing Agreement) prepared pursuant to the 2005-1 Pooling and Servicing Agreement and the 2007-1 Pooling and Servicing Agreement, respectively, each of which Monthly Reports is true and correct in all material respects.

Section 4.5            Material Adverse Effect.  Since September 30, 2009, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6            Solvency.  Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and the Borrowers are Solvent.

Section 4.7            Litigation.  There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Borrower or any of its Subsidiaries with, by or before any Governmental Authority other than those that would not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

Section 4.8            Taxes.  All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for (i) those the amount of which is not individually or in the aggregate material, or (ii) those being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  Other than sales and use tax audits, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.9            Margin Regulations.  No Borrower is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10          No Burdensome Obligations; No Defaults.  No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in breach of any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

Section 4.11          Investment Company Act.  No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.12          Foreign Assets Control Regulations, Etc.    No Loan Party or Subsidiary thereof (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time (a “Sanctioned Person”), (ii) conducts business with any (A) agency of the government of, (B) organization directly or indirectly controlled by, or (C) natural person resident in, a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time, as such program may be applicable to such agency, organization or person (“Sanctioned Entities”), or (iii) derives any income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

Section 4.13          Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 4.13, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.14          ERISA.  Schedule 4.14 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 4.15          Environmental Matters.  Except as set forth on Schedule 4.15, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.16          Intellectual Property.  Each Group Member owns or licenses or has the right to use all Intellectual Property that is necessary for the operations of its businesses, except as otherwise disclosed in writing to the Administrative Agent prior to the Closing Date.  To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as would not reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.  In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as would not, in the aggregate, have a Material Adverse Effect.

Section 4.17          Title; Real Property.  Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the financial statements most recently delivered by the Borrowers under Section 4.4 or 6.1, and none of such property is subject to any Lien except Permitted Liens.

Section 4.18          Securitization Representations and Warranties.  No event of termination or, to the knowledge of CPM, event that, with the giving of notice or lapse of time or both, would constitute an event of termination, has occurred and is continuing under the 2005-1 Pooling and Servicing Agreement or the 2007-1 Pooling and Servicing Agreement.  CPM is the “Servicer” under and as defined in each of the 2005-1 Pooling and Servicing Agreement and the 2007-1 Pooling and Servicing Agreement.

Section 4.19          Full Disclosure.  The information prepared or furnished by or on behalf of any Group Member in connection with any Loan Document (including the information contained in any financial statement delivered under Section 4.4 or 6.1 or Disclosure Document) or the consummation of any other transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.  All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.

ARTICLE V
FINANCIAL COVENANTS

Each Guarantor and each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 5.1            Capital Expenditures.  The Group Members (other than Mortgage SPV) shall not incur, or permit to be incurred, Capital Expenditures in an aggregate amount not exceeding $300,000 in any fiscal year for all such Group Members; provided, however, that, to the extent that actual Capital Expenditures incurred in any such fiscal year shall be less than the maximum amount set forth above for such fiscal year (without giving effect to the carryover permitted by this proviso), 50% of the difference between such stated maximum amount and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding fiscal year; and provided, further, that any Capital Expenditures incurred in any fiscal year shall be deemed to have been incurred first, in respect of amounts permitted under this Section 5.2 without giving effect to the preceding proviso and then, in respect of any amount permitted solely by reason of the preceding proviso.  Mortgage SPV shall not incur, or permit to be incurred, any Capital Expenditures.

Section 5.2            Maximum Loan to Value Ratio.  The Borrowers shall not permit, for more than three consecutive months during any period set forth below, the Loan to Value Ratio during such period to exceed the maximum ratio set forth below opposite such period:

MAXIMUM LOAN TO VALUE RATIO
TIME PERIOD	Prior to the Subsequent Borrowing Date	On and after the Subsequent Borrowing Date
Closing Date through first day prior to first anniversary of Closing Date	0.36 to one	0.45 to one
First anniversary of Closing Date through first day prior to second anniversary of Closing Date	0.35 to one	0.44 to one
Second anniversary of Closing Date through first day prior to third anniversary of Closing Date	0.34 to one	0.43 to one
Third anniversary of Closing Date through first day prior to fourth anniversary of Closing Date	0.33 to one	0.42 to one

ARTICLE VI
REPORTING COVENANTS

Each Guarantor and each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1            Financial Statements.  The Borrowers shall deliver to the Administrative Agent each of the following:

(a)           Monthly Reports.  As soon as available, each “Monthly Report” (as defined in the 2005-1 Pooling and Servicing Agreement and as defined in the 2007-1 Pooling and Servicing Agreement) prepared pursuant to the 2005-1 Pooling and Servicing Agreement and the 2007-1 Pooling and Servicing Agreement, respectively, and each “Credit Agreement Agent Report” (as defined in the Mortgage Sale, Contribution and Servicing Agreement) prepared pursuant to the Mortgage Sale, Contribution and Servicing Agreement.

(b)           Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited balance sheet of CPA and its Subsidiaries (consolidated in accordance with GAAP), and after the Subsequent Borrowing Date, Standard Casualty, as of the close of such fiscal quarter and related statements of income and cash flow of CPA and its Subsidiaries (consolidated in accordance with GAAP), and after the Subsequent Borrowing Date, Standard Casualty, for such fiscal quarter and that portion of the fiscal year ending as of the close of such fiscal quarter, setting forth in comparative form the figures for the corresponding period in the prior fiscal year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of CPA or Standard Casualty, as applicable, as fairly presenting in all material respects the respective financial position, results of operations and cash flow of such Persons as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)           Annual Reports.  As soon as available, and in any event within 90 days after the end of each fiscal year, the balance sheet of CPA and its Subsidiaries (consolidated in accordance with GAAP), and after the Subsequent Borrowing Date, Standard Casualty, as of the end of such year and related statements of income, stockholders’ equity and cash flow of CPA and its Subsidiaries (consolidated in accordance with GAAP), and after the Subsequent Borrowing Date, Standard Casualty, for such fiscal year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that (i) such financial statements fairly present in all material respects the financial position, results of operations and cash flow of CPA and its Subsidiaries (consolidated in accordance with GAAP), and after the Subsequent Borrowing Date, Standard Casualty, as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (ii) in the course of the regular audit of the businesses of the Group Members, which audit was conducted in accordance with the standards of the United States' Public Company Accounting Oversight Board (or any successor entity), such Group Members’ Accountants have obtained no knowledge that a Default in respect of any financial covenant contained in Article V is continuing or, if in the opinion of the Group Members’ Accountants such a Default is continuing, a statement as to the nature thereof.

(d)           Compliance Certificate.  Together with each delivery of any financial statement pursuant to Section 6.1(c), a Compliance Certificate duly executed by a Responsible Officer of CPA that states that no Default related to Section 5.1 is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto.  Together with each delivery of any report pursuant to Section 6.1(a), a Compliance Certificate duly executed by a Responsible Officer of CPA that states that no Default related to Section 5.2 is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto.

(e)           Monthly Calculations.  Together with each delivery of any report pursuant to Section 6.1(a), a certificate duly executed by a Responsible Officer of CPA setting forth:

(i)           with respect to the 2005-1 Securitization, (A) the Average Sixty-Day Delinquency Ratio (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding Distribution Date (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof, the “2005-1 Distribution Date”), (B) the Current Realized Loss Ratio (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding 2005-1 Distribution Date and (C) the Cumulative Realized Losses (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding 2005-1 Distribution Date, as a percentage of the Cut-Off Date Pool Principal Balance (as defined in the 2005-1 Pooling and Servicing Agreement as in effect on the date hereof) for such 2005-1 Distribution Date;

(ii)          with respect to the 2007-1 Securitization, (A) the Average Sixty-Day Delinquency Ratio (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding Distribution Date (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof, the “2007-1 Distribution Date”), (B) the Current Realized Loss Ratio (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding 2007-1 Distribution Date and (C) the Cumulative Realized Losses (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) as of the most recent preceding 2007-1 Distribution Date, as a percentage of the Cut-Off Date Pool Principal Balance (as defined in the 2007-1 Pooling and Servicing Agreement as in effect on the date hereof) for such 2007-1 Distribution Date;

(iii)         with respect to the Mortgages, (A) the Average Sixty-Day Delinquency Ratio (as defined in the Mortgage Sale, Contribution and Servicing Agreement) as of the last day of the month most recently ended, (B) the Current Realized Loss Ratio (as defined in the Mortgage Sale, Contribution and Servicing Agreement) as of such date, (C) the Cumulative Realized Losses (as defined in the Mortgage Sale, Contribution and Servicing Agreement) as of the last day of the month most recently ended, as a percentage of the Pool Principal Balance (as defined in the Mortgage Sale, Contribution and Servicing Agreement) as of the last day of the month most recently ended, and (D) whether the Cumulative Realized Losses Test (as defined in the Mortgage Sale, Contribution and Servicing Agreement) is satisfied as of the last day of the month most recently ended;

(iv)         the Loan to Value Ratio as of the last day of the month most recently ended; and

(v)          Excess Cash Flow for the month most recently ended;

in each case, setting forth in reasonable detail the calculations used in determining all such ratios and amounts; provided that Borrowers shall provide such certificate separately within 20 days after the end of each month, if the report to be delivered pursuant to Section 6.1(a) is not available at such time.

(f)           Other Collateral Updates.  As part of the Compliance Certificate delivered pursuant to Section 6.1(d) above, each in form and substance satisfactory to the Administrative Agent, a certificate by a Responsible Officer of CPA that (i) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (ii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(g)           Additional Projections.  Promptly upon provision thereof to the board of directors of Parent, CPA or CPM, in any fiscal year (and Standard Casualty, in any fiscal year of or following the Subsequent Borrowing Date), forecasts prepared by management of the such entities (i) for each fiscal quarter in such next succeeding fiscal year and (ii) for each other succeeding fiscal year through the fiscal year containing the Maturity Date, in each case including in such forecasts (A) a projected year-end consolidated balance sheet, income statement and statement of cash flows, (B) a statement of all of the material assumptions on which such forecasts are based and (C) substantially the same type of financial information as that contained in the Initial Projections.

(h)           Audit Reports, Management Letters, Etc.  Together with each delivery of any financial statement for any fiscal year pursuant to Section 6.1(c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such financial statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of CPA as part of the Compliance Certificate delivered in connection with such financial statements.

(i)           Insurance.  Together with each delivery of any financial statement for any fiscal year pursuant to Section 6.1(c) above, each in form and substance satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of CPA as part of the Compliance Certificate delivered in connection with such financial statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require.

Section 6.2            Other Events.  The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible officer of any Group Member knows or has reason to know of it:  (a)(i) any Default and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any “Event of Termination” as defined in the Mortgage Contribution, Sale and Servicing Agreement, (c) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.6, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof or relevant Excess Cash Flow (together with supporting materials demonstrating the calculation of such Excess Cash Flow), and (d) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) in the reasonable judgment of the Borrowers, exposes any Group Member to liability in an aggregate amount in excess of $250,000 or (ii) if adversely determined would have a Material Adverse Effect.

Section 6.3            Copies of Notices and Reports.  The Borrowers shall promptly deliver to the Administrative Agent copies of each of the following:  (a) to the extent that Parent is no longer a reporting company under Section 15(d) of the Securities Exchange Act of 1934, as amended, all reports that Parent transmits to its security holders generally, (b) any material document, and any financial statement or report, transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member and (c) all reports or notices received or issued by any Group Member in connection with the 2005-1 Securitization or the 2007-1 Securitization.

Section 6.4            Taxes.  The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it:  (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate (excluding routine extensions) and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Section 6.5            Labor Matters.  The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows or has reason to know of it:  (a) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this Section 6.5(b), those that would not, in the aggregate, have a Material Adverse Effect).

Section 6.6            ERISA Matters.  The Borrowers shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7            Environmental Matters.  (a) The Borrowers shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed by the Administrative Agent in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith):  (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that would reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $500,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $500,000.

(b)           Upon request of the Administrative Agent, the Borrowers shall provide the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to result in material Environmental Liabilities.

Section 6.8            Other Information.  The Borrowers shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII
AFFIRMATIVE COVENANTS

Each Guarantor and each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1            Maintenance of Corporate Existence.  Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and (b) preserve and maintain it rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this Section 7.1(b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.

Section 7.2            Compliance with Laws, Etc.  Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

Section 7.3            Payment of Obligations.  Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

Section 7.4            Maintenance of Property.  Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, have a Material Adverse Effect.

Section 7.5            Maintenance of Insurance.  Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of any Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such liability insurance relating to any property or business of any Group Member to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to the Administrative Agent.

Section 7.6            Keeping of Books.  The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 7.7            Access to Books and Property.  Each Group Member shall permit the Administrative Agent, the Lenders and any Related Person of any of them, at the expense of the Borrowers (except that, unless an Event of Default has occurred and is continuing, any inspection(s) in excess of one per year shall be at the expense of the Administrative Agent or Lenders and provided that the cost of inspections paid by Borrowers, except during an Event of Default, shall not exceed $25,000), as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) with the consent of the Group Member, communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member.  Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Group Member.

Section 7.8            Environmental.  Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9            Use of Proceeds.  The proceeds of the Loans shall be used by the Borrowers (and, to the extent distributed to Parent by any Borrower, Parent) solely (a) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein and (b) for working capital and general corporate and similar purposes including, without limitation, the repayment of intercompany and third party Indebtedness.

Section 7.10          Additional Collateral and Guaranties.  To the extent not delivered to the Administrative Agent on or before the Closing Date, each Group Member shall, promptly (and promptly upon acquisition or formation of any Subsidiary or interest described below), do each of the following, unless otherwise agreed by the Administrative Agent:

(a)           deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)           each Subsidiary of any Loan Party that holds a direct or indirect interest in any Stock of Mortgage SPV shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrowers; and

(ii)          each Loan Party shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its Stock and Stock Equivalents that comprise such Loan Party’s direct or indirect interest in any Stock of Mortgage SPV, as security for the Obligations of such Loan Party;

(b)           deliver to the Administrative Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to Section 7.10(a) above, together with undated powers or endorsements duly executed in blank;

(c)           to take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Administrative Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(d)           deliver to the Administrative Agent legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 7.11          Deposit Accounts; Securities Accounts and Collateral Accounts.  (a) Mortgage SPV shall (i) deposit all of its cash in deposit accounts that are the subject of an effective Control Agreement maintained with a financial institution approved by the Administrative Agent, (ii) deposit all of its Cash Equivalents in securities accounts that are the subject of an effective Control Agreement maintained with a securities intermediary approved by the Administrative Agent, in each case except for cash and Cash Equivalents the aggregate value of which does not exceed $10,000 at any time.

(b)           The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Collateral Account.  The Group Members and Persons claiming on behalf of or through any Group Member shall have the right to use the funds held in any Collateral Account unless and until an Event of Default or Trigger Event shall have occurred and be continuing and the Administrative Agent shall have otherwise instructed the depository institution maintaining the Collateral Account in accordance with the terms of the applicable Control Agreement.

(c)           Each Group Member shall deposit, or cause to be deposited, into a Collateral Account, as promptly as practicable (and not later than the second Business Day) following receipt thereof by such Group Member or any Affiliate thereof from or on behalf of any Obligor (as defined in the Mortgage Sale, Contribution and Servicing Agreement), any amount paid with respect to any Mortgage.

Section 7.12          Payment of Taxes.  Each Tax Affiliate shall properly prepare and file all material tax returns and shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Tax Affiliate shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Tax Affiliate shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

Section 7.13          Post-Closing Covenants.

(a)           Notwithstanding the terms of Section 3.1, the parties acknowledge that the conditions precedent set forth below will not be satisfied on or prior to the Closing Date.  The Administrative Agent and Lenders have agreed to waive the satisfaction thereof as a condition precedent to the initial Loans, and in consideration thereof the Loan Parties agree to fulfill such conditions in the time periods set forth below (unless waived by Required Lenders):

(i)           within 30 days after the Closing Date, the Loan Parties shall provide insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5.

ARTICLE VIII
NEGATIVE COVENANTS

Each Guarantor and each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1            Indebtedness.  No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a)           the Obligations;

(b)           in the case of any Group Member other than Mortgage SPV:

(i)           Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing thereof;

(ii)          Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and other Indebtedness incurred by any such Group Member solely to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member; provided, however, that (A) the aggregate outstanding principal amount of all such Indebtedness does not exceed $1,000,000 at any time and (B) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);

(iii)         Capitalized Lease Obligations arising under Sale and Leaseback Transactions permitted under Section 8.4(b)(ii);

(iv)         up to $23,700,000 (or such higher amount as is approved in writing by Required Lenders) of intercompany loans made in cash by Parent to CPA or CPM on a non-revolving basis; provided that the existing amount of such loans as of the Closing Date may be paid and prepaid without subordination so long as no Default has occurred and is continuing, and provided further that any such new loans made would be subject to the approval of Required Lenders and subordinated to the payment of the Obligations on terms and conditions satisfactory to the Administrative Agent;

(v)          intercompany loans owing by such Group Member to any other Group Member and constituting Permitted Investments of such Group Member;

(vi)         obligations under Hedging Agreements entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices;

(vii)        Guaranty Obligations of any such Group Member with respect to Indebtedness of any other such Group Member (other than Indebtedness described in Section 8.1(b)(i) or (b)(ii) above, for which Guaranty Obligations may be permitted to the extent set forth in Section 8.1(b)(i) or (b)(ii));

(viii)       any unsecured Indebtedness, in favor of any Person other than an Affiliate of any Group Member, not described elsewhere in this Section 8.1; provided, however, that the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed $1,000,000 at any time; and

(ix)          any secured Indebtedness consisting of (A) loan purchase or repurchase agreements, (B) warehouse lines of credit or (C) construction lines of credit, in each case, in favor of any Person other than an Affiliate of any Group Member and not described elsewhere in this Section 8.1; provided, however, that (i) the aggregate outstanding principal amount of all such secured Indebtedness shall not exceed $25,000,000 at any time and (ii) the collateral therefor shall not include any of the Collateral.

Section 8.2            Liens.  No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)           Liens created pursuant to any Loan Document;

(b)           in the case of any Group Member other than Mortgage SPV:

(i)           Liens (A) with respect to the payment of taxes, assessments or other governmental charges or (B) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (A) and (B) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(ii)          Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(iii)         pledges or cash deposits made in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (B) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (C) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(iv)         judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(v)          Liens (A) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (B) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (A) and (B) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(vi)         Liens of landlords and mortgagees of landlords (A) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (B) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (C) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (D) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(vii)        the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(viii)       Liens existing on the date hereof and set forth on Schedule 8.2, together with Liens on the property of any Borrower or any of its Subsidiaries (other than Mortgage SPV) securing the Permitted Refinancing of any Indebtedness secured by any such Lien without any change in the property subject to such Liens;

(ix)         purchase money Liens on the property of any Borrower or any of its Subsidiaries (other than Mortgage SPV) securing Indebtedness described in Section 8.1(b)(ii); provided, however, that (A) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (B) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs financed by such Indebtedness;

(x)          Liens on any property of any Borrower or any of its Subsidiaries (other than Mortgage SPV) securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $2,000,000 at any time; and

(xi)         Liens securing Indebtedness permitted under Section 8.1(b)(ix).

Section 8.3            Investments.  No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a)           Investments existing on the date hereof and set forth on Schedule 8.3;

(b)           Investments in cash and Cash Equivalents;

(c)            endorsements for collection or deposit in the ordinary course of business consistent with past practice;

(d)           the case of any Group Member other than Mortgage SPV:

(i)           (A) extensions of trade credit (other than to Affiliates of any Borrower) arising or acquired in the ordinary course of business and (B) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(ii)          Investments made as part of a Permitted Acquisition;

(iii)         loans or advances to employees of any Borrower (other than Mortgage SPV) or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted under this Section 8.3(d)(iii) shall not exceed $500,000 at any time;

(iv)         secured loans made and held for sale or investment by any Borrower or any of its Subsidiaries (other than Mortgage SPV) in the ordinary course of its business; provided, however, that (A) the aggregate outstanding amount of all such Investments shall not exceed $10,000,000 at any time and (B) unless made in the ordinary course of such Group Member’s business, such Investments have been approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed); and

(vii)       Guaranty Obligations constituting Indebtedness permitted by Section 8.1.

Section 8.4            Asset Dispositions.  Parent shall not Dispose of any Stock of CPA.  No Group Member shall Dispose of any of its property (other than cash) or issue shares of its own Stock, except for the following, in the case of any Group Member other than Mortgage SPV:

(a)           In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of any Borrower, (i) Dispositions of Cash Equivalents, (ii) property that has become obsolete, no longer in use or insignificant to such Group Member’s business or worn out and (iii) non-exclusive licenses of Intellectual Property;

(b)           (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction and (ii) a Disposition of property pursuant to a Sale and Leaseback Transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable Disposition) of all property covered by any outstanding Sale and Leaseback Transaction at any time shall not exceed $1,000,000;

(c)           (i) any Disposition of any property (other than their own Stock or Stock Equivalents) by any such Group Member to any other Group Member (other than Mortgage SPV) to the extent any resulting Investment constitutes a Permitted Investment and (ii) any Restricted Payment by any such Group Member permitted under Section 8.5;

(d)           (i) any Disposition or issuance by any such Borrower or any such Subsidiary of any Borrower of its own Stock to any Group Member (other than Mortgage SPV), provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, does not change as a result of such Disposition or issuance and (ii) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary of any Borrower, any Disposition or issuance by such Subsidiary of its own Stock constituting directors’ qualifying shares or nominal holdings;

(e)           as long as no Default is continuing or would result therefrom, any Disposition of property (other than as part of a Sale and Leaseback Transaction) of, or Disposition or issuance of its own Stock by, any such Group Member (other than CPA) for fair market value payable in cash upon such Disposition; provided, however, that the aggregate consideration received during any fiscal year for all such Dispositions shall not exceed $1,000,000; and

(f)           To the extent entered into in the ordinary course of such Group Member’s business for fair market value and made to a Person that is not an Affiliate of any Borrower, Dispositions of inventory, mortgages, loans, property obtained by foreclosure or deed-in-lieu of foreclosure.

Section 8.5            Restricted Payments.  No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           In the case of Mortgage SPV:

(i)           any Restricted Payment to any holder of a Class A membership interest in Mortgage SPV;

(ii)          any Restricted Payment if, at the time of such Restricted Payment and after giving effect thereto, (i) no 2005-1 Trigger Event, 2007-1 Trigger Event, Mortgage Trigger Event or Event of Default has occurred and is continuing and (ii) an amount equal to the sum of the next payments of interest and principal (including without limitation any required prepayments thereof), and any other amount then due under the Loan Documents, has been and remains deposited in a Collateral Account.

(b)           In the case of any Group Member other than Mortgage SPV or CPA:

(i)            (A) Restricted Payments (x) by any Loan Party to any Loan Party and (y) by any Group Member that is not a Loan Party to any Group Member and (B) dividends and distributions by any Subsidiary of any Borrower that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;

(ii)          dividends and distributions declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member; and

(c)           In the case of CPA, Restricted Payments in an amount of up to $3,000,000 (or such higher amount as has been approved by the Administrative Agent) in the aggregate.

Section 8.6            Prepayment of Indebtedness.  No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a)           prepay the Obligations;

(b)           in the case of any Group Member other than Mortgage SPV:

(i)           consummate a Permitted Refinancing;

(ii)          while no Default has occurred and is continuing, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (A) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member and (B) in the case of any Loan Party, any Indebtedness owing to any Loan Party, in each case, in accordance with any terms of subordination applicable thereto;

(iii)         while no Default has occurred and is continuing, make regularly scheduled or otherwise required repayments (including mandatory prepayments) or redemptions of Indebtedness and, in the case of Subordinated Debt, to the extent permitted by the subordination provisions thereof; and

(iv)         payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness.

Section 8.7            Fundamental Changes.  No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following, in the case of any Group Member other than Mortgage SPV: (x) to consummate any Permitted Acquisition, (y) the merger, consolidation or amalgamation of any Subsidiary of any Borrower into any Loan Party (other than Mortgage SPV or Parent) and (z) the merger, consolidation or amalgamation of any Group Member (other than Mortgage SPV) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving any Borrower, such Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party (other than Mortgage SPV), a Loan Party other than Mortgage SPV or Parent shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.

Section 8.8            Change in Nature of Business.  (a) No Group Member shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with a Permitted Acquisition or otherwise) substantially different from those carried on by the Borrowers and their Subsidiaries at the date hereof and business, operations and activities reasonably related thereto.

(b)           Mortgage SPV shall not engage in any business, operations or activity, or hold any property, other than holding the Mortgages, the Class R Certificates and the Class X Certificates.

Section 8.9            Transactions with Affiliates.  No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of any Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) in the case of any Group Member, transactions in the ordinary course of business and permitted by such Group Member’s Constituent Documents, on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of any Borrower, (b) Restricted Payments, the proceeds of which, if received by CPA, are used as required by Section 8.5, (c) reasonable salaries and other reasonable director or employee compensation to officers and directors of any Group Member and (d) in the case of Mortgage SPV, the transactions contemplated by the 2005-1 Securitization Documents as in effect on the date hereof, the 2007-1 Securitization Documents as in effect on the date hereof and the Mortgage Sale, Contribution and Servicing Agreement.

Section 8.10          Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.  (a) No Group Member (other than Mortgage SPV) shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of any Borrower to make Restricted Payments to any Group Member, or any Subsidiary of any Borrower (other than Mortgage SPV) to make Investments in, or repay Indebtedness or otherwise Dispose of property to, any Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by Indebtedness or Permitted Refinancings permitted under Section 8.1(b)(i) or (b)(ii) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.

(b)           Mortgage SPV shall not incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting its ability to incur or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except pursuant to the Loan Documents.

Section 8.11          Modification of Certain Documents.  No Group Member shall do any of the following:

(a)           waive or otherwise modify any term of any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case for any Group Member other than Mortgage SPV, except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as uncertificated and (y) do not materially and adversely affect the rights and privileges of any Group Member and do not materially and adversely affect the interests of any Secured Party under the Loan Documents or in the Collateral;

(b)           waive or otherwise modify any term of any Subordinated Debt if the effect thereof on such Subordinated Debt is to (i) increase the interest rate, (ii) shorten the time of payments of principal and interest due, (iii) modify any subordination provision, or (vi) modify any other term if such modification would materially increase the obligations of any Group Member or confer additional material rights to the holder of such Subordinated Debt in a manner materially adverse to any Group Member or any Secured Party as a senior creditor; or

(c)           modify or supplement, or consent to the modification or supplement of, any term of any 2005-1 Securitization Document or any 2007-1 Securitization Document if such modification or consent would materially and adversely affect the Lenders, without the prior written consent of the Majority Lenders, which consent shall not be unreasonably withheld or delayed.

Section 8.12          Accounting Changes; Fiscal Year.  No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 8.13          Margin Regulations.  No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14          Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Group Member shall cause or suffer to exist any event that would  result in the imposition of a Lien with respect to any Benefit Plan.

Section 8.15          Hazardous Materials.  No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.1            Definition.  Each of the following shall be an Event of Default:

(a)           the Borrowers shall fail to pay (i) any principal of any Loan or any Prepayment Premium when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of five Business Days after the due date therefor; or

(b)           any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document (except for any representation or warranty that triggers a repurchase under Section 3.5(a) of the Mortgage Sale, Contribution and Servicing Agreement, if such repurchase is consummated in accordance with the Mortgage Sale, Contribution and Servicing Agreement, including the time frames therein stipulated) or by or on behalf of any Loan Party (or any Responsible Officer thereof) in writing in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           any Loan Party shall fail to comply with (i) any provision of Article V, 6.2(a)(i), 6.2(b), 7.1, 7.9 or 7.13 or Article VIII, (ii) any provision of Section 6.1 if, in the case of this clause (ii), such failure shall remain unremedied for five days after the earlier of (A) the date on which a Responsible Officer of any Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrowers by the Administrative Agent or the Required Lenders (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9.1(c)), or (iii) any other provision of any Loan Document if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrowers by the Administrative Agent or the Required Lenders (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9.1(c)); or

(d)           (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations or any Hedging Agreement) having an outstanding principal amount of $1,000,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, however, the termination (other than in connection with any breach or default thereunder), maturity or non-renewal of any existing or future warehouse, construction or repurchase facility permitted under Section 8.1 shall not constitute an Event of Default under this Section 9.1(d);

(e)           (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)           one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $1,000,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)           except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto, (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document or (iii) any subordination provision set forth in any subordination agreement in favor of Administrative Agent or any Lender shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, or any holder of the applicable Subordinated Debt (or any such holder shall so state in writing), or any Group Member shall state in writing that any of the events described in clause (i), (ii) or (iii) above shall have occurred;

(h)           there shall occur any Change of Control without the prior written consent of the Required Lenders; or

(i)           Mortgage SPV shall fail to comply in any material respect with any of its Constituent Documents.

Section 9.2            Remedies.  During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to each Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following:  (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Commitments of each Lender to make Loans shall automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrowers (and, to the extent provided in any other Loan Document, any other Loan Party).

ARTICLE X
THE ADMINISTRATIVE AGENT

Section 10.1          Appointment and Duties.  (a) Appointment of Administrative Agent.  Each Lender hereby appoints Virgo (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)           Duties as Collateral and Disbursing Agent.  Without limiting the generality of Section 10.01(a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)           Limited Duties.  Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.11(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2          Binding Effect.  Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3          Use of Discretion.  (a) No Action without Instructions.  The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)           Right Not to Follow Certain Instructions.  Notwithstanding Section 10.3(a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4          Delegation of Rights and Duties.  The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.5          Reliance and Liability.  (a) The Administrative Agent may, without incurring any liability hereunder, (i) rely on the Register to the extent set forth in Section 2.11, (ii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, each Guarantor and each Borrower hereby waives and shall not assert (and each Guarantor and each Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Administrative Agent:

(i)           shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)          shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)         makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)         shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrowers, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, each Guarantor and each Borrower hereby waives and agrees not to assert (and each Guarantor and each Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 10.6          Administrative Agent Individually.  The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting the Administrative Agent and may receive separate fees and other payments therefor.  To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 10.7          Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

Section 10.8          Expenses; Indemnities.  (a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)           Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9          Resignation of Administrative Agent.  (a) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrowers, effective on the date set forth in such notice (which shall be at least 30 days from the date of delivery of such notice).  If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Each appointment under this Section 10.9(a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)           Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 10.10        Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 10.10(b)(ii) below, release or subordinate) the following:

(a)           any Subsidiary of any Borrower from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Disposed of in a Disposition permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Disposition, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 7.10; and

(b)           any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Disposed of by a Loan Party in a Disposition permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Disposition have been granted, (ii) any property subject to a Lien described in Section 8.2(b)(ix) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrowers, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11        Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X and Sections 11.8, 11.9 and 11.20 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) each of the Administrative Agent, the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE XI
MISCELLANEOUS

Section 11.1          Amendments, Waivers, Etc.  (a) No amendment or waiver of any provision of any Loan Document (other than the Fee Letter and the Control Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrowers, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)           waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii)          increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)         reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrowers to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article V or in any definition set forth therein or principally used therein;

(iv)         waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.6, or to the application of any payment, including as set forth in Section 2.9;

(v)          except as provided in Section 10.10, release all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of the Borrowers;

(vi)         reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders” or “Pro Rata Share”; or

(vii)        amend Section 10.10 or 11.9 or this Section 11.1;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.9(b) to, and any modification of the application of any such payment to, the Loans shall require the consent of the Required Lenders and (B) any change to the definition of the term “Required Lender” shall require the consent of the Required Lenders, and (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article X or the application thereof) or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent or, as the case may be, such SPV in addition to any signature otherwise required.

(b)           Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2          Assignments and Participations; Binding Effect.  (a) Binding Effect.  This Agreement shall be binding upon and inure to the benefit of, but only to the benefit of, the Guarantors, the Borrowers (in each case except for Article X), the Administrative Agent, each Lender and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 10.9), none of any Guarantor, any Borrower or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)           Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent; provided, however, that (x) such Dispositions must be ratable among the obligations owing to and owed by such Lender and (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Disposition shall be an integral multiple of $1,000,000, unless such Disposition is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest or is made with the prior consent of the Borrowers and the Administrative Agent.

(c)           Procedure.  The parties to each Disposition described in Section 11.2(b) above (other than those described in Section 11.2(e) or (f) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, any tax forms required to be delivered pursuant to Section 2.14(f) and payment by the assignee of an assignment fee in the amount of $3,500.  Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)           Effectiveness.  Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X and Sections 11.8 and 11.9 to the extent provided in Section 10.11).

(e)           Grant of Security Interests.  In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with Section 11.2(b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)           Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.13 and 2.14, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.14(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral).  No party hereto shall institute against any SPV grantee of an option pursuant to this Section 11.2(f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

Section 11.3          Costs and Expenses.  Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein.  In addition, each Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including, subject to Sections 7.7 and 7.8, periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, and reasonable fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, up to an amount equal to $300,000, and (b) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 11.4          Indemnities.  (a) Each Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted by, any Person other than the Borrowers, against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Group Member or any Affiliate of any of them in connection with any of the foregoing, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or from the failure of any such Indemnitee to comply with any Requirements of Law; provided, further, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liability results from any litigation brought by such Indemnitee against any Loan Party or by any Loan Party against such Indemnitee, in which such Loan Party is the prevailing party.  Furthermore, each Guarantor and each Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)           Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 11.5          Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.14 or 2.13, Article X, Section 11.3 or 11.4 or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6          Limitation of Liability for Certain Damages.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each Guarantor and each Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7          Lender-Creditor Relationship.  The relationship between the Lenders and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8          Right of Setoff.  Each of the Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by the Guarantors and the Borrowers), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of any Guarantor or any Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of the Administrative Agent and each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and their Affiliates and other Secured Parties may have.

Section 11.9          Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined in the applicable UCC) of Collateral) other than pursuant to Sections 2.13, 2.14 and 2.15 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 11.10        Co-Borrower Provisions.

(a)           Borrower Agent.  Each Borrower appoints CPM its agent for purposes of the giving and receiving of any notice, and the agreement to any consent or waiver under this Agreement (CPM, in such capacity, the “Borrower Agent”).  Any notice required by this Agreement to be delivered to any Borrower shall be deemed to have been delivered to such Borrower upon delivery of such notice to the Borrower Agent, and receipt of any notice by the Borrower Agent shall constitute receipt of such notice by each Borrower.  Any notice or consent to be delivered hereunder by any Borrower shall be deemed to have been delivered by such Borrower upon delivery thereof by the Borrower Agent.

(b)           Joint and Several Nature of Obligations.  All Loans made to the Borrowers shall be deemed to have been made to all Borrowers and each Borrower hereby agrees that it shall jointly and severally, and unconditionally, be obligated to pay all of the Obligations, including, without limitation, the Obligations incurred for the benefit of each of the other Borrowers.

(c)           Co-Borrower Waivers.

(i)           General Waivers.  Each Borrower hereby expressly waives (A) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting any Borrower’s liability under the Loan Documents; (B) discharge due to any disability of any Borrower; (C) any defenses of any Borrower to obligations under the Loan Documents not arising under the express terms of the Loan Documents or from a material breach thereof by Administrative Agent or any Lender which under applicable law has the effect of discharging any Borrower from the Obligations as to which this Agreement is sought to be enforced; (D) the benefit of any act or omission by Administrative Agent or Lender which directly or indirectly results in or aids the discharge of any Borrower from any of the Obligations by operation of law or otherwise; (E) all notices whatsoever, including, without limitation, notice of acceptance of the incurring of the Obligations; (F) any right it may have to require Administrative Agent or Lenders to disclose to it any information that Administrative Agent or any Lender may now or hereafter acquire concerning the financial condition or any circumstances that bear on the risk of nonpayment by any other Borrower, including without limitation the release of such other Borrower from its Obligations hereunder; and (G) any requirement that Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the other Borrower or any other security for, or any guarantor of, or any other party liable for, any of the Obligations, or any portion thereof.  Each Borrower specifically agrees that it shall not be necessary or required, and Borrowers shall not be entitled to require, that Administrative Agent or any Lender (1) file suit or proceed to assert or obtain a claim for personal judgment against any other Borrower for all or any part of the Obligations; (2) make any effort at collection or enforcement of all or any part of the Obligations from any Borrower; (3) foreclose against or seek to realize upon the Collateral or any other security now or hereafter existing for all or any part of the Obligations; (4) file suit or proceed to obtain or assert a claim for personal judgment against any Borrower or any guarantor or other party liable for all or any part of the Obligations; (5) exercise or assert any other right or remedy to which Administrative Agent or any Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (6) file any claim against assets of one Borrower before or as a condition of enforcing the liability of any other Borrower under any Loan Document.

(ii)          Real Property Security Waivers.  Each Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon real property evidenced by certain documents including, without limitation, deeds of trust and assignments of rents.  Administrative Agent and Lenders may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales.  Each Borrower agrees that Administrative Agent and Lenders may exercise whatever rights and remedies they may have with respect to said real property security, all without affecting the liability of any Borrower hereunder, except to the extent Administrative Agent and Lenders realize payment by such action or proceeding.  No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Administrative Agent’s or Lenders' rights to proceed in any other form of action or against any Borrower or any other Person, or diminish the liability of any Borrower, or affect the right of Administrative Agent or Lenders to proceed against any Borrower for any deficiency, except to the extent Administrative Agent and Lenders realize payment by such action, notwithstanding the effect of such action upon any Borrower’s rights of subrogation, reimbursement or indemnity, if any, against Borrower or any other Person.

(iii)         Waiver of Specific Rights.  WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH BORROWER HEREBY IRREVOCABLY WAIVES AND RELEASES TO THE EXTENT PERMITTED BY LAW ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ANY BORROWER, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY SUCH PAYMENTS MADE OR OBLIGATIONS PERFORMED.

Section 11.11        Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrowers, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.12        Notices.  (a) Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to any Guarantor or any Borrower, to 15303 Dallas Parkway, Suite 800, Addison, Texas 75001-4600, Attention:  Kelly Tacke, Tel:  (972) 991-2422, Fax:  972-764-9018, with copy to 15303 Dallas Parkway, Suite 900, Addison, Texas 75001, Attention: Jennifer Morrow, Tel: 972/764-9213, Fax:  972-764-9104, (B) if to the Administrative Agent, to Virgo Service Company LLC, 677 Madison Avenue, 11th Floor, New York, New York 10065, Attention:  Bob Racusin, Tel: 646/289-3037, Fax: 646-619-4035, with a copy to Virgo Investment Group LLC, 250 University Avenue, Suite 300, Palo Alto, California 94301, Attention:  Elizabeth Ketterer, Tel: 650-331-8858, Fax: 650-331-8801 and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment, or (ii) addressed to such other address as shall be notified in writing (A) in the case of each Borrower and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to each Borrower and the Administrative Agent.

(b)           Effectiveness.  All communications described in Section 11.1(a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three Business Days after the date deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent.

Section 11.13        Governing Law.  This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14        Jurisdiction.  (a) Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Guarantor and each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)           Service of Process.  Each Guarantor and each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the addresses of Borrowers specified in Section 11.12 (and shall be effective when such mailing shall be effective, as provided therein).  Each Guarantor and each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 11.15        Waiver of Jury Trial.  Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory).  Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 11.16        Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17        Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18        Entire Agreement.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19        Use of Name.  Each Guarantor and each Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to Virgo or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least two Business Days’ prior notice to Virgo and without the prior consent of Virgo except to the extent required to do so under applicable Requirements of Law.

Section 11.20        Non-Public Information; Confidentiality.  (a) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)           Each Lender and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrowers’ consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPV grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 11.21        PATRIOT Act.  Each Lender that is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “PATRIOT Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Guarantor and each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  Each Guarantor and each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and any anti-money laundering rules and regulations, including the PATRIOT Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COUNTRYPLACE ACCEPTANCE
CORPORATION, as Borrower

By	/s/ Larry Keener
Name: Larry Keener
Title: Vice President

COUNTRYPLACE MORTGAGE, LTD., as
Borrower
By COUNTRYPLACE ACCEPTANCE GP, LLC, as its General Partner
By COUNTRYPLACE ACCEPTANCE CORPORATION, as its Sole Member

By	/s/ Larry Keener
Name: Larry Keener
Title: Vice President

COUNTRYPLACE MORTGAGE HOLDINGS,
LLC, as Borrower

By	/s/ Larry Keener
Name: Larry Keener
Title: Vice President

PALM HARBOR HOMES, INC.

By	/s/ Larry Keener
Name: Larry Keener
Title: CEO

COUNTRYPLACE ACCEPTANCE G.P., LLC
By COUNTRYPLACE ACCEPTANCE CORPORATION, as its Sole Member

By	/s/ Larry Keener
Name: Larry Keener
Title: Vice President

COUNTRYPLACE ACCEPTANCE L.P., LLC
By COUNTRYPLACE ACCEPTANCE CORPORATION, as its Sole Member

By	/s/ Larry Keener
Name: Larry Keener
Title: Vice President

VIRGO SERVICE COMPANY LLC, as
Administrative Agent

By	/s/ Jesse C. Watson
Name: Jesse C. Watson
Title: Managing Member

VIRGO - REDWOOD, LP, as a Lender
By VIRGO INVESTMENT GROUP, LLC, its General Partner

	By	/s/ Jesse C. Watson
Jesse C. Watson
Managing Member

VIRGO - WILLOW, LP, as a Lender
By VIRGO INVESTMENT GROUP, LLC, its General Partner

	By	/s/ Jesse C. Watson
Jesse C. Watson
Managing Member

VIRGO - SIERRA, LP, as a Lender
By VIRGO INVESTMENT GROUP, LLC, its General Partner

	By	/s/ Jesse C. Watson
Jesse C. Watson
Managing Member

VIRGO - MAGNOLIA, as a Lender
By VIRGO INVESTMENT GROUP, LLC, its General Partner

	By	/s/ Jesse C. Watson
Jesse C. Watson
Managing Member

Exhibit A
to Credit Agreement

FORM OF ASSIGNMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as defined below).

The parties hereto hereby agree as follows:

Borrowers:
CountryPlace Acceptance Corporation, a Nevada corporation, CountryPlace Mortgage, Ltd., a Texas limited partnership, and CountryPlace Mortgage Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers”)

Administrative Agent:
VIRGO SERVICE COMPANY LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”)

Credit Agreement:
Credit Agreement, dated as of January 29, 2010, among the Borrowers, Palm Harbor Homes, Inc., a Florida corporation, Countryplace Acceptance G.P., LLC, a Texas limited liability company, Countryplace Acceptance L.P., LLC, a Delaware limited liability company, the Guarantors and the Lenders party thereto and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	_________, ____][1]

Effective Date:	_________, ____[2]

1 Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

2 To be filled out by Administrative Agent upon entry in the Register.

Assignor (collectively, the “Assignors”)[3]	Assignee (collectively, the “Assignees”)[4]	Aggregate amount of Commitments or principal amount of Loans for all Lenders		Aggregate amount of Commitments or principal amount of Loans Assigned[5]		Percentage Assigned[6]
[Name of Assignor]	[Name of Assignee] [Affiliate][Approved Fund] of [Name of Lender]	$	[__________]	$	[_________]	[__._____]	%
[Name of Assignor]	[Name of Assignee] [Affiliate][Approved Fund] of [Name of Lender]	$	[__________]	$	[_________]	[__._____]	%
[Name of Assignor]	[Name of Assignee] [Affiliate][Approved Fund] of [Name of Lender]	$	[__________]	$	[_________]	[__._____]	%

[The Remainder of this Page Was Intentionally Left Blank]

3 List each Assignor, as appropriate.

4 List each Assignee, as appropriate.

5 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.  The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

6 Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans.  This percentage is set forth for informational purposes only and is not intended to be binding.  The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 1.          Assignment.  Each Assignor hereby sells and assigns to the Assignee set forth above opposite such Assignor, and such Assignee hereby purchases and assumes from such Assignor, such Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by such Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above opposite such Assignor (such Assignor’s “Assigned Interest”).

Section 2.          Representations, Warranties and Covenants of Assignors.  Each Assignor severally but not jointly (a) represents and warrants to its corresponding Assignee and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, (b) makes no other representation or warranty and assumes no responsibility, including with respect to any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, and (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Group Member or Loan Party or the performance or nonperformance by any Loan Party of any obligation under any Loan Document or any document provided in connection therewith.

Section 3.          Representations, Warranties and Covenants of Assignees.  Each Assignee severally but not jointly (a) represents and warrants to its corresponding Assignor and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for such Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) to the extent indicated above, is an Affiliate or an Approved Fund of the Lender set forth above and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (b) appoints and authorizes the Administrative Agent to take such action as administrative agent and collateral agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon any Secured Party and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in accordance with Section 11.20 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 11.2(c) of the Credit Agreement and (h) to the extent required pursuant to Section 2.14(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9.

Section 4.          Determination of Effective Date; Register.  Following the due execution and delivery of this Assignment by each Assignor and each Assignee, this Assignment (including its attachments) will be delivered to the Administrative Agent for its acceptance and recording in the Register.  The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Administrative Agent and (ii) the recording of this Assignment in the Register.  The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5.          Effect.  As of the Effective Date, (a) each Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) each Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6.          Distribution of Payments.  On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of each Assigned Interest of any Assignor (a) in the case of amounts accrued to but excluding the Effective Date, to such Assignor and (b) otherwise, to the corresponding Assignee.

Section 7.          Miscellaneous.  This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof.  On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent and their Related Persons and their successors and assigns.  This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.  This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Assignment by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Lending Office for Loans:[7]

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED and AGREED
this __ day of ______ _____:

VIRGO SERVICE COMPANY LLC, as Administrative Agent

By
Name:
Title:

7 Insert for each Assignee.

[SIGNATURE PAGE FOR ASSIGNMENT FOR COUNTRYPLACE CREDIT AGREEMENT]

Exhibit B
to Credit Agreement

FORM OF NOTICE OF BORROWING

VIRGO SERVICE COMPANY LLC
as Administrative Agent under the
Credit Agreement referred to below

Attention:

_________ __, ____

Re:
CountryPlace Acceptance Corporation, a Nevada corporation, CountryPlace Mortgage, Ltd., a Texas limited partnership, and CountryPlace Mortgage Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers”)

Reference is made to the Credit Agreement, to be dated as of January 29, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Palm Harbor Homes, Inc., a Florida corporation, Countryplace Acceptance G.P., LLC, a Texas limited liability company, Countryplace Acceptance L.P., LLC, a Delaware limited liability company, the Lenders party thereto and Virgo Service Company LLC, a Delaware limited liability company, as administrative agent and collateral agent for such Lenders.  Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrowers hereby give you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement of its request of the Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A.           The date of the Proposed Borrowing is __________, ____8 (the “Funding Date”).

B.           The aggregate principal amount of Loans is $_______.

The undersigned hereby certifies that the following statements are true on the date hereof, both before and after giving effect to the Proposed Borrowing and any other Loan to be made on or before the Funding Date:

A.           the representations and warranties set forth in Article IV of the Credit Agreement and elsewhere in the Loan Documents are true and correct; and

8  Must be the Closing Date.

B-1

B.           no Default is continuing.

COUNTRYPLACE ACCEPTANCE
CORPORATION, as Borrower

By
Name:
Title:

COUNTRYPLACE MORTGAGE, LTD., as
Borrower
By COUNTRYPLACE ACCEPTANCE GP, LLC, as its General Partner
By COUNTRYPLACE ACCEPTANCE CORPORATION, as its Sole Member

By
Name:
Title:

COUNTRYPLACE MORTGAGE HOLDINGS, LLC, as Borrower

By
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF BORROWING DATED ___________, 2009]

B-2

Exhibit C
to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

__________, ____9

This certificate is delivered pursuant to Section 6.1(d) of, and in connection with the consummation of the transactions contemplated in, the Credit Agreement, dated as of January 29, 2010, among Countryplace Acceptance Corporation, a Nevada corporation (“CPA”), Countryplace Mortgage, Ltd., a Texas limited partnership (“CPM”), CountryPlace Mortgage Holdings, LLC, a Delaware limited liability company (“Mortgage SPV”, together with CPM and CPA, the “Borrowers” and each individually a “Borrower”), Palm Harbor Homes, Inc., a Florida corporation (“Parent”), Countryplace Acceptance G.P., LLC, a Texas limited liability company (“GP LLC”), Countryplace Acceptance L.P., LLC, a Delaware limited liability company (“LP LLC”), the Lenders (as defined below), and Virgo Service Company LLC, a Delaware limited liability company (“Virgo”), as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of CPA having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrowers for the benefit of the Secured Parties and pursuant to Section 6.1 of the Credit Agreement that such Responsible Officer of CPA is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

(a)           In accordance with Section 6.1[(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the financial statements for the [fiscal month/fiscal quarter/fiscal year] ended _________, ____ required to be delivered pursuant to Section 6.1[(b)/(c)] of the Credit Agreement.  Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of CPA as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)]10 [without qualification as to the scope of the audit or as to going concern and without any other similar qualification, together with the certificate from the Group Members’ Accountants with respect to such financial statements required to be delivered pursuant to Section 6.1(c) of the Credit Agreement.  The examination by the Borrowers’ Accountants in connection with such financial statements has been made in accordance with the standards of the United States' Public Company accounting Oversight Board (or any successor entity).]11

9 Insert date of delivery of certificate.

10 Insert language in brackets only for monthly and quarterly reports.

11 Insert language in brackets only for annual certifications.

C-3

(b)           [In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex B are the calculations used in determining Excess Cash Flow]12.

(c)           In accordance with Section 6.1(d) of the Credit Agreement, no Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which the Borrowers propose to take the actions set forth on Annex C].

(d)           In accordance with Section 6.1(f) of the Credit Agreement, (i) all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) required to be delivered pursuant to the Loan Documents by any Loan Party in the preceding fiscal quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended) and (ii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date hereof have been delivered to the Administrative Agent [or are attached hereto as Annex D[-2]].

(f)           [In accordance with Sections 6.1(h) and (i) of the Credit Agreement, attached hereto as Annexes E and F are complete and correct (i) copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such financial statements or any audit thereof and (ii) a summary of all material insurance coverage maintained as of the date thereof by any Group Member13].14

In Witness Whereof, the undersigned has executed this certificate on the date first written above.

Name:
Title:

12 Insert if consolidated financial statements are delivered with Certificate.

13 Insert other information reasonably required by the Administrative Agent.

14 Insert bracketed language only for annual reports.

D-4

Schedule I
to Credit Agreement

COMMITMENTS

Lender	Closing Date Commitment	Subsequent Commitment	Total	Initial Pro Rata Share
Virgo - Redwood, LP	$15,087,036.75	$3,809,857.76	$18,896,894.51	76.1972%
Virgo - Willow, LP	$2,423,471.42	$611,987.73	$3,035,459.15	12.2398%
Virgo - Sierra, LP	$955,037.49	$241,171.08	$1,196,208.57	4.8234%
Virgo - Magnolia, LP	$1,334,454.34	$336,983.42	$1,671,437.76	6.7397%
TOTAL	$19,800,000.00	$5,000,000.00	$24,800,000.00	100%

Schedule I-1

Schedule II
to Credit Agreement

ADDRESSES FOR NOTICES

If to Virgo - Redwood, LP, to it at:
667 Madison Avenue, Fl 11 New York, NY 10065 Attn: Bob Racusin Tel.: 646-289-3037 Fax: 646-619-4035

If to Virgo - Willow, LP, to it at:
667 Madison Avenue, Fl 11 New York, NY 10065 Attn: Bob Racusin Tel.: 646-289-3037 Fax: 646-619-4035

If to Virgo - Sierra, LP, to it at:
667 Madison Avenue, Fl 11 New York, NY 10065 Attn: Bob Racusin Tel.: 646-289-3037 Fax: 646-619-4035

If to Virgo - Magnolia, LP, to it at:
667 Madison Avenue, Fl 11 New York, NY 10065 Attn: Bob Racusin Tel.: 646-289-3037 Fax: 646-619-4035

Schedule II-1

Schedule 4.1
to Credit Agreement

CORPORATE CHART

Full Legal Name	Jurisdiction of Organization	Organizational Number	Tax ID Number	Chief Executive Office or Sole Place of Business	Number of Shares of Stock Authorized (by Class)	Number of Shares of Stock Outstanding (by Class)	Number of Outstanding Shares of Stock (by Class) In/directly Owned by Any Loan Party or Subsidiary of a Loan Party
CountryPlace Acceptance Corporation	Nevada	C27666-2002	16-1638352	15303 Dallas Parkway, Suite 800 Addison, Texas 75001	Common: 2,500,000 Preferred: 22,500	Common: 2,500,000 Preferred: 22,500	Common: 2,500,000 (100%) owned by Palm Harbor Homes, Inc. Preferred: 22,500 (100%) owned by Palm Harbor Homes, Inc.

CountryPlace Mortgage, Ltd.	Texas	0008017210	Federal: 20-3640581 Texas: 32036405812	15303 Dallas Parkway, Suite 800 Addison, Texas 75001	n/a	Limited Partner General Partner	Limited Partner: solely CountryPlace Acceptance L.P., LLC (representing 99% Percentage Interest) General Partner: solely CountryPlace Acceptance G.P., LLC (representing 1% Percentage Interest)

Schedule 4.1-1

Full Legal Name	Jurisdiction of Organization	Organizational Number	Tax ID Number	Chief Executive Office or Sole Place of Business	Number of Shares of Stock Authorized (by Class)	Number of Shares of Stock Outstanding (by Class)	Number of Outstanding Shares of Stock (by Class) In/directly Owned by Any Loan Party or Subsidiary of a Loan Party
CountryPlace Holdings, LLC	Delaware	SRV 050571625-3997989	Federal: 20-3979311 Delaware: NA	15303 Dallas Parkway, Suite 800 Addison, Texas 75001	n/a	n/a	Sole Member: CountryPlace Mortgage, Ltd.

CountryPlace Mortgage Holdings, LLC	Delaware	SRV 091036023-4755961	Federal: 27-1349080	15303 Dallas Parkway, Suite 800 Addison, Texas 75001	n/a	Class A Class B
Virgo - Redwood, LP owns 76.1971553% of Class A Member Interests and 0.7619716% of all Member Interests
Virgo - Willow, LP owns 12.2397546% of Class A Member Interests and 0.1223975% of all Member Interests
Virgo - Sierra, LP owns 4.8234217% of Class A Member Interests and 0.0482342% of all Member Interests
Virgo - Magnolia, LP owns 6.7396684% of Class A Member Interests and 0.0673967% of all Member Interests
CountryPlace Mortgage, Ltd. owns 100% of Class B Member Interests and 99.6% of all Member Interests

Schedule 4.1-2

Full Legal Name	Jurisdiction of Organization	Organizational Number	Tax ID Number	Chief Executive Office or Sole Place of Business	Number of Shares of Stock Authorized (by Class)	Number of Shares of Stock Outstanding (by Class)	Number of Outstanding Shares of Stock (by Class) In/directly Owned by Any Loan Party or Subsidiary of a Loan Party
Palm Harbor Homes, Inc.	Florida	279947	Federal: 59-1036634	15303 Dallas Parkway, Suite 800 Addison, Texas 75001	[not required]	[not required]	n/a

CountryPlace Acceptance G.P., LLC	Texas	0800142861	Federal: 20-0925174 Texas: 11616383573	15303 Dallas Parkway, Suite 800 Addison, Texas 75001	n/a	n/a	Sole Member: CountryPlace Acceptance Corporation

CountryPlace Acceptance L.P., LLC	Delaware	3590244	Federal: 16-1638362 Delaware: NA	15303 Dallas Parkway, Suite 800 Addison, Texas 75001	n/a	n/a	Sole Member: CountryPlace Acceptance Corporation

Schedule 4.1-3

Schedule 4.2
to Credit Agreement

CONSENTS

None

Schedule 4.2-1

Schedule 4.3
to Credit Agreement

OWNERSHIP OF BORROWER AND SUBSIDIARIES

See Schedule 4.1.

Schedule 4.3-1

Schedule 4.7
to Credit Agreement

LITIGATION

None

Schedule 4.7-1

Schedule 4.13
to Credit Agreement

LABOR MATTERS

None

Schedule 4.13-1

Schedule 4.14
to Credit Agreement

LIST OF PLANS

Group Health Plan from Tower Life Insurance Company issued to Palm Harbor Homes Inc.

Group Long Term Disability Policy from Standard Insurance Company issued to Palm Harbor Homes Inc.

Group Life Insurance Policy from Standard Insurance Company issued to Palm Harbor Homes Inc.

Palm Harbor Homes, Inc. Employee Savings Plan

Schedule 4.14-1

Schedule 4.15
to Credit Agreement

ENVIRONMENTAL MATTERS

None

Schedule 4.15-1

Schedule 8.1
to Credit Agreement

EXISTING INDEBTEDNESS

Purchase/Repurchase Agreement for Loans between Weststar Mortgage Corporation and CountryPlace Acceptance Corporation dated 9 January 2009.  The maximum amount of loans that Weststar will purchase from Seller at any one time is $10,000,000.  The agreement is for an indefinite term.

Schedule 8.1-1

Schedule 8.2
to Credit Agreement

EXISTING LIENS

1.
Lien granted by CPM in favor of Citibank, N.A., as trustee, with respect to loans securitized in the 2005-1 CountryPlace Manufactured Housing Contract Trust.  This Lien relates to UCC filing number 05-0021931364 made in the office of the Texas Secretary of State.

2.
Lien granted by CPM in favor of Citibank, N.A., as trustee, with respect loans securitized in the 2007-1 CountryPlace Manufactured Housing Contract Trust.  This Lien relates to UCC filing number 07-0009649772 made in the office of the Texas Secretary of State.

3.
Lien granted by CPM in favor of Federal National Mortgage Association, pursuant to a Seller Servicer Agreement, to secure past and future loan sales, with respect to loans CPM has assigned, transferred, and/or sold to Fannie Mae.  This Lien relates to UCC filing number 07-0033547372 made in the office of the Texas Secretary of State.

Schedule 8.2-1

Schedule 8.3
to Credit Agreement

EXISTING INVESTMENTS

None

Schedule 8.3-1